UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

ADVANCED MICRO DEVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	94-1692300
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One AMD Place Sunnyvale, California	94088
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock per share $0.01 par value	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates:

(if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None

EXPLANATORY NOTE

Advanced Micro Devices, Inc. (“AMD”) is filing this Form 8-A solely in connection with the transfer of the listing of its common stock, par value $0.01 per share (“Common Stock”), to The NASDAQ Stock Market.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.	Description of Registrant’s Securities to be Registered

AMD’s Certificate of Incorporation authorizes the issuance of 1,500,000,000 shares of Common Stock. The description of the material terms of Common Stock set forth below is subject to, and qualified in its entirety by reference to, AMD’s Amended and Restated Certificate of Incorporation, AMD’s Amended and Restated Bylaws and the General Corporation Law of the State of Delaware, as amended.

AMD is authorized to issue additional shares of Common Stock without further stockholder approval, except as may be required by applicable law or stock exchange regulations. After the requirements with respect to preferential dividends upon all classes and series of stock entitled thereto have been paid or declared and set apart for payment and after AMD has complied with all requirements, if any with respect to the setting aside of sums as a sinking fund or for a redemption account on any class of stock, then the holders of Common Stock are entitled to receive such dividends as may be declared from time to time by AMD’s board of directors. After distribution in full of the preferential amounts to be distributed to the holders of all classes and series of stock or creditors entitled thereto in the event of a voluntary or involuntary liquidation, dissolution or winding up of AMD, the holders of Common Stock will be entitled to receive all the remaining assets of the corporation. Each holder of Common Stock has one vote per share on all matters submitted to a vote of the stockholders, subject to such special rights by class as are or may be granted to holders of AMD’s preferred stock. Holders of Common Stock are not entitled as a matter of right to any preemptive or subscription rights and are not entitled to cumulative voting for directors. All outstanding shares of Common Stock are, and the shares of Common Stock issued upon any conversion or exchange of any debt securities or preferred stock providing for such conversion or exchange will be, fully paid and nonassessable. AMD’s Common Stock is currently listed on The New York Stock Exchange. The transfer agent for Common Stock is currently Computershare Trust Company, N.A.

Item 2.	Exhibits

See Index to Exhibits.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

ADVANCED MICRO DEVICES, INC.

Date: December 9, 2014	By:	/s/ Devinder Kumar
Devinder Kumar
Senior Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibits

3.1	Amended and Restated Certificate of Incorporation of Advanced Micro Devices, Inc., dated May 8, 2007, filed as Exhibit 3.1 to AMD’s Quarterly Report on Form 10-Q for the period ended March 31, 2007, is hereby incorporated by reference.

3.2	Advanced Micro Devices, Inc. Amended and Restated Bylaws, as amended on July 30, 2009, filed as Exhibit 3.1 to AMD’s Current Report on Form 8-K dated July 30, 2009, are hereby incorporated by reference.